Exhibit 99.1

               AmNet Mortgage Inc. Reports Second Quarter Results



    SAN DIEGO--(BUSINESS WIRE)--Aug. 15, 2005--AmNet Mortgage, Inc. (NASDAQ:AMNT), the parent company of American Mortgage Network
(AmNet), a wholesale nationwide mortgage bank, today reported second quarter results, highlights of which included:

    -- Second quarter 2005 consolidated net loss was $1.6 million, or $0.21 per diluted share, compared to a consolidated net income of $208 thousand, or $0.02 per diluted share, during the second quarter of 2004. As discussed in the Company's 10-Q, timing differences routinely occur between the recognition of hedge gains and losses and associated changes in the fair value of loans held for sale. The second quarter was adversely impacted from both unrecognized declines in fair value from the first quarter of 2005 and unrecognized increases in value at the end of the second quarter of 2005. Unrecognized increases in the fair value of loans held for sale at June 30, 2005 will benefit earnings in the third quarter of 2005;

    -- Mortgage loans funded through AmNet were $3.7 billion in the second quarter of 2005, an increase of 44.1%, compared to $2.6 billion in the second quarter of 2004;

    -- Higher margin loans made up 42.4% of the Company's origination volume as compared to 17.7% in the second quarter of 2004; and

    -- Loan funding volume is expected to be in the range of $12 to $13 billion for 2005.

    Consolidated Results

    AmNet Mortgage, Inc. reported a consolidated net loss of $1.6 million, or $0.21 per diluted share, for the second quarter of 2005, compared to consolidated net income of $208 thousand, or $0.02 per diluted share, in the second quarter of 2004. Because the Company does not employ hedge accounting under FAS 133, adverse timing differences between the recognition of hedge gains and losses and associated declines and increases in the fair value of loans held for sale at the end of the first and second quarters, respectively, had a significant adverse impact on reported gain on sale revenue in the second quarter.
    Specifically, interest rate increases in March caused the Company to record hedging gains in the first quarter while offsetting declines in the fair value of loans held at March 31, 2005, impacting margins on loan sales, were recognized in the second quarter. Additionally, declines in interest rates in June caused the Company to recognize losses on our hedge positions while offsetting increases in the fair value of loans held for sale at June 30, 2005 were not included in income for the quarter. The income related to the increases in the fair value of loans held at June 30, 2005 will be included in third quarter results.
    AmNet funded $3.7 billion in home loans during the second quarter of 2005, compared to $2.6 billion during the second quarter of 2004, an increase of 44.1%. AmNet had 196 wholesale account executives and 42 subprime account executives in the second quarter as compared to 159 wholesale account executives and 29 subprime executives in the first quarter of 2005. In the second quarter of 2005, higher margin loans, including Alt-A, subprime, HELOC and second mortgages, made up 42.4% of the Company's origination volume as compared to 17.7% in the second quarter of 2004. Mortgage loans funded through AmNet were $6.4 billion for the first six months of 2005, compared to $4.4 billion for the first six months of 2004, an increase of 44.4%.
    Commenting on second quarter results, John M. Robbins, Chief Executive Officer, said, "Despite the significant increase in loan production, we experienced a GAAP loss in the period due to revenue recognition timing differences that adversely impacted the second quarter. This situation was exacerbated when the Federal Reserve discussed interest rate movements on the last day of June. Both loan production volumes and earnings for the year are ahead of our internal projections. Loan originations grew as recruitment of account executives as well as the maturation of our branch network resulted in continued increases in market penetration. We also experienced incremental growth in our subprime and correspondent business during the second quarter. Subprime production was $86 million."

    Operational Margins

    Gain on sales of loans, net of derivative financial instruments in the second quarter of 2005 totaled $22.8 million, or 63 basis points as a percentage of loans sold. On a year-to-date basis, our gain on sale of loans, net of derivative financial instruments, was $44.2 million, or 72 basis points, which is more reflective of the Company's gain on sale margins.
    Interest revenue on mortgage assets in the second quarter of 2005 was $15.3 million and was offset by interest expense of $11.9 million, resulting in a net interest spread of $3.4 million, or 9 basis points, on $3.7 billion of loan fundings. Interest revenue on mortgage assets in the second quarter of 2004 was $9.6 million and was offset by interest expense of $4.8 million, resulting in a net interest spread of $4.8 million, or 19 basis points, on $2.6 billion of loan fundings during that quarter. The reason for the basis point decline in net interest spread for 2005 was a flattening of the yield curve and a higher proportion of adjustable rate loans in our loan inventory.
    Consolidated operating expenses, which were total expenses of $41.2 million less interest expense of $11.9 million, totaled $29.3 million during the second quarter of 2005, or 79 basis points on loan fundings. These expenses included an estimated $12.2 million in sales commissions and other variable expenses, representing approximately 42% of total operating expenses. Consolidated operating expenses in the second quarter of 2005 also included approximately $1.6 million of net direct investment associated with the growth of the Company's subprime division and correspondent channel. Because the Company does not expect to increase its fixed overhead expenses significantly in the second half of 2005, basis point costs are expected to decline with higher loan production levels.

    Liquidity and Book Value

    Cash and cash equivalents were $31.5 million as of June 30, 2005. Cash and cash equivalents per basic share was $4.24 at June 30, 2005. Book value per basic share was $10.29 at June 30, 2005. Cash deployment over the past year is primarily attributable to greater loan production volume and the associated larger cash investments into loan inventories, which typically are sold within 30 days of origination.

    2005 Strategic Initiatives

    The Mortgage Bankers Association (MBA) is currently forecasting that total residential 1-4 mortgage originations for 2005 will be $2.7 trillion, one of the four largest mortgage markets in history. This estimate indicates that the second half of the 2005 mortgage market will be approximately equal in size to the first half of 2005. The average 30-year fixed mortgage rate is predicted by the MBA to decline slightly to 5.7% in the fourth quarter of 2005, from 5.8% in the first quarter of the year.
    The Company continues to focus on specific initiatives targeted at increasing scale by leveraging its infrastructure across loan origination channels. These initiatives include:

    -- Expanding our sales force through recruitment of top performing account executives, with a target of just over 300 by year-end 2005, including additions to our subprime division and correspondent channel. Sales force growth maximizes market penetration within our current branch network, while increasing both subprime and correspondent originations;

    -- Growing market share in our core wholesale branch network through our Small Town America initiative, which is aimed at increasing market penetration outside the major cities where we now have regional offices. Small Town America is building volume through our existing network of offices, eliminating typical brick and mortar expansion expense;

    -- Increasing loan production to optimize the potential for large volumes through our existing operations platform;

    -- Implementing specific web-related and broker-focused technology enhancements that increase functionality for our broker customers and make it easier for them to do business with us; and

    -- Continuing to develop our correspondent channel as a natural complement to the core wholesale business. The correspondent initiative expands AmNet's target market enabling the Company to include areas where additional market share and incremental volume can be captured through its specialized operations platform.

    Conference Call and Webcast

    Management will host a conference call with a simultaneous webcast today at 1:30p.m. Pacific/3:30p.m. Central/4:30p.m. Eastern to discuss second quarter operating performance. The conference call, featuring Chairman and Chief Executive Officer, John M. Robbins, and Executive Vice President and Chief Financial Officer, Judith A. Berry, will be available by telephone and via the Internet.
    To participate by telephone, please dial 800-201-1027 at least five minutes before start time. For international callers, please dial 706-634-0805. A telephone replay will be available through August 22, 2005 by dialing 800-642-1687 or 706-645-9291 and entering the pass code # 8520335.
    To listen to the webcast, log on to
www.amnetmortgageinc.com/webcasts.shtml. The webcast will also be available live at www.fulldisclosure.com. An online replay will be available at www.amnetmortgagenc.com/webcasts.shtml for one year. Electronic versions of the news release may be accessed via the Company's web site at www.amnetmortgage.com.

    About AmNet Mortgage, Inc.

    AmNet Mortgage Inc. is the parent company of American Mortgage Network. For more information, please visit www.amnetmortgageinc.com.

    About American Mortgage Network

    Headquartered in San Diego, California, AmNet is a wholly owned subsidiary of AmNet Mortgage, Inc. AmNet originates loans for the national mortgage broker community through its network of branches and business-to-business over the Internet. Through its correspondent channel, the Company purchases loans from small to mid-size mortgage banks, credit unions and community banks.
    AmNet has loan production offices in Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Kansas, Minnesota, Nevada, New Hampshire, New Jersey, New York, North Carolina, Ohio, Oregon, Rhode Island, Utah, Virginia and Washington. AmNet has a total of $1.9 billion in warehouse borrowing capacity and is approved to do business in 50 states and the District of Columbia either by license or exemption. For more information, please visit www.amnetmortgage.com.

    Forward-Looking Statements

    Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding AmNet's expected loan funding volume in 2005, the expectation that fixed overhead expenses will not significantly increase in the second half of 2005 so basis point expense measures will decline, the size of the residential mortgage loan market for 2005, 30-year fixed rate mortgage interest rates and the Company's strategic initiatives and their impact on the Company's operations. These may include statements regarding: AmNet's potential for sales force expansion and market share growth; the number of AmNet account executives at the end of 2005; the ability of the Small Town America initiative to build loan volume through existing branch offices; technology enhancement implementations; and the further development and expansion of AmNet's subprime and correspondent loan originations. The Company's ability to meet its operational and financial goals are subject to risks, including risks related to: The Company's ability to continue to sell its loans to a competitor who is its largest purchaser; the Company's ability to maintain and renew its warehouse lines; the largest concentration of the Company's loans being from California; the effectiveness of the Company's hedging strategies; the Company's ability to increase its loan origination volume in a contracting market; and the Company's lack of significant experience with subprime loans and correspondent lending. Actual results and the timing of certain events could also differ materially from those projected in or contemplated by our forward-looking statements due to a number of other factors, including but not limited to: the level of interest rates generally; economic conditions generally; the size of the national mortgage market; the stability of the entire mortgage secondary market; the future correlation of volatility in forward mortgage sale instruments to the Company's loan lock commitments; interest rate volatility; the ability to retain and renew warehouse lending facilities for the funding of all of the Company's mortgage loans; the Company's liquidity position; the availability of qualified mortgage professionals; the Company's ability to attract and retain qualified mortgage professionals; and other risk factors outlined in the Company's SEC reports.


                         AMNET MORTGAGE, INC.
                              (unaudited)
------------------------------------------------- --------------------
                               Three     Three     Six       Six
                               Months    Months    Months    Months
                             -----------------------------------------
                               Ended     Ended     Ended     Ended
                             -------------------- --------------------
                             6/30/2005 6/30/2004  6/30/2005 6/30/2004
                             -------------------- --------------------
Income Statement
----------------

Revenues
Gain on sales of loans         $32,635    $2,323    $50,908   $17,839
                             -------------------- --------------------
Derivative financial
 instruments:
  Forward sales of mortgage
   backed securities (MBS)
   and options on MBS          (11,421)   10,857     (8,366)    5,370
  Market adjustment on loan
   commitment pipeline           1,635     4,390      1,639     3,233
                             -------------------- --------------------
           Total derivative
            financial
            instruments         (9,786)   15,247     (6,727)    8,603
                             -------------------- --------------------
           Gain on sales of
            loans, net of
            derivative
            financial
            instruments         22,849    17,570     44,181    26,442
Interest on mortgage assets     15,321     9,569     25,440    16,211
Other income                       182       434        384       729
                             -------------------- --------------------
          Total revenue, net
           of derivative
           financial
           instruments          38,352    27,573     70,005    43,382
                             -------------------- --------------------

Expenses
Employee compensation and
 benefits                       21,266    14,399     38,531    26,242
Interest expense                11,886     4,754     18,747     7,994
Valuation adjustment-bond
 collateral held for sale            -       880          -     5,309
Operating expenses               8,079     7,082     14,702    12,947
                             -------------------- --------------------
          Total expenses        41,231    27,115     71,980    52,492
                             -------------------- --------------------

(Loss) income before income
 taxes                         $(2,879)     $458    $(1,975)  $(9,110)

Provision for income tax
 (benefit) expense              (1,307)      250       (910)   (3,646)
          Consolidated net
           (loss) income       $(1,572)     $208    $(1,065)  $(5,464)
Per Share Data
--------------
Weighted average common
 shares outstanding          7,431,581 7,838,504  7,396,661 7,856,426
Consolidated (loss) income
 per share basic                $(0.21)    $0.03     $(0.14)   $(0.70)
Consolidated (loss) income
 per share diluted              $(0.21)    $0.02     $(0.14)   $(0.70)


Loan Origination and Sale Data
------------------------------
Total mortgage loans funded
 in period ($ millions)         $3,697    $2,566     $6,404    $4,436
Number of loans funded          19,274    14,607     33,588    25,236
Total mortgage loans sold in
 period ($ millions)            $3,606    $2,611     $6,133    $4,252

Percentage of mortgage loans funded in
 period by type (based on $ funded):
  Conventional conforming         32.5%     54.2%      36.6%     56.3%
  Alt-A                           34.3%     15.1%      31.3%     10.4%
  Jumbo/Non conforming            20.8%     18.2%      20.9%     19.7%
  Government                       4.3%      9.9%       4.1%     11.4%
  Second/HELOC                     5.8%      2.5%       5.4%      2.1%
  Subprime                         2.3%      0.1%       1.7%      0.1%
                                 100.0%    100.0%     100.0%    100.0%

Balance Sheet Data
------------------
Cash and cash equivalents      $28,636   $50,944    $28,636   $50,944
Restricted cash                  2,850     2,290      2,850     2,290

Bond collateral mortgage
 loans and real estate owned,
 net of reserves, held for
 investment                     11,635    19,257     11,635    19,257

Mortgage loans held for sale,
 net, pledged (lower of cost
 or market)                          -   466,281          -   466,281

Accounts receivable-mortgage
 loans sold/funded              36,092     5,558     36,092     5,558

Total assets                   610,570   560,747    610,570   560,747

Short-term debt                500,786   453,808    500,786   453,808

Long-term debt, net             10,057    18,043     10,057    18,043

Total stockholders' equity     $76,462   $78,555    $76,462   $78,555

Book value per outstanding
 share basic                    $10.29    $10.63     $10.29    $10.63
Book value per outstanding
 share diluted                   $9.23     $9.66      $9.23     $9.66

Debt to equity ratio             6.7:1     6.0:1      6.7:1     6.0:1

($ in thousands, except per share data and as noted)


    --30--SW/la*

    CONTACT: INVESTOR AND ANALYST RELATIONS CONTACTS
             AmNet Mortgage, Inc.
             Judith Berry, 858-909-1230
             jberry@amnetmortgage.com
             or
             Clay Strittmatter, 858-909-1340
             cstrittmatter@amnetmortgage.com
             or
             Financial Relations Board
             Moira Conlon, 310-854-8311
             mconlon@financialrelationsboard.com
             or
             MEDIA RELATIONS CONTACTS
             AmNet Mortgage, Inc.
             Kasey Emmel, 858-909-1335
             kemmel@amnetmortgage.com
             or
             Forti Communications Inc.
             Corinne Forti, 805-498-0113
             cforti@amnetmortgage.com
             forticomm@aol.com